Exhibit 99.2

FOR IMMEDIATE RELEASE	For more information: Mike Campbell, 816-842-8181 investorrelations@inergyservices.com

Inergy, L.P. Announces Pricing of Common Unit Offering

Kansas City, MO (June 1, 2011) - Inergy, L.P. (NYSE:NRGY) announced today that it has priced, in an underwritten public offering, 9,000,000 common units representing limited partner interests at $36.00 per common unit.

Inergy, L.P. intends to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay borrowings under its revolving general partnership and working capital credit facilities, to fund ongoing expansion projects in its midstream business, and for general partnership purposes. Citi, BofA Merrill Lynch, Credit Suisse, J.P. Morgan, Morgan Stanley, and Wells Fargo Securities are serving as joint book-running managers for the offering. Inergy granted the underwriters a 30-day option to purchase up to 1,350,000 additional common units to cover over-allotments, if any. The offering is expected to close on June 6, 2011.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

A copy of the prospectus and related prospectus supplement associated with this offering may be obtained from the underwriters as follows:

Citi

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

Email: batprospectusdept@citi.com

Toll-free number: 877-858-5407

BofA Merrill Lynch

Attn: Prospectus Department

4 World Financial Center

New York, NY 10080

Email: dg.prospectus_requests@baml.com

Credit Suisse

Prospectus Department

One Madison Avenue, Level 1B

New York, NY 10010

Toll-free number: 800-221-1037

J.P. Morgan

via Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Toll-free: 866-803-9204

Morgan Stanley

Attn: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

E-mail: prospectus@morganstanley.com

Telephone: 866-718-1649

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Ave.

New York, NY 10152

Email: cmclientsupport@wellsfargo.com

Telephone: 800-326-5897

Inergy, L.P., with headquarters in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. Inergy also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Inergy’s annual report on Form 10-K and other reports filed by Inergy from time to time with the U.S. Securities and Exchange Commission. Inergy undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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